Exhibit 10.3

INDEPENDENT CONTRACTOR AGREEMENT
 VINCE PUGLIESE AND C‑BOND SYSTEMS, LLC
Parties
Submitted by:	Bruce Rich C‑Bond Systems, LLC Houston Technology Center 410 Pierce St. Houston, TX 77002 [Phone] 713-357-9563
Submitted to:	Vince Pugliese 715 Love Henry Court Southlake, Texas 76092 [Phone] 817-751-9796
Agreement.
Vince Pugliese (Pugliese) has agreed to serve as Chief Operating Officer (COO) for C‑Bond Systems, LLC (C‑Bond or Company) and has executed a nondisclosure and confidentiality agreement with C‑Bond Systems pertaining to and covering all of its patent, copyright, trademark and/or other Intellectual Property Rights (IP), past, present, and "future" (meaning for the time Pugliese is obligated by this document and by the NDA document currently in place).
Pugliese's Duties/Obligations.
Pugliese will serve as Chief Operating Officer (COO) of C‑Bond Systems regarding all matters including development of their products. Pugliese will use his connections to advance opportunities for C‑Bond Systems. Prior to introducing the C‑Bond opportunity to any potential customers Pugliese will have the party sign appropriate NDAs before they start any work or are exposed to any confidential/proprietary information. Pugliese will also work with C‑Bond Systems on product management, manufacturing and distribution opportunities.
Pugliese will be compensated as described in this document. Pugliese will write reports to C‑Bond Systems on a weekly basis that describes his activities and provide details to the company. The activities that Pugliese engages in will be open for observance and inspection by Bruce Rich, or his designated representative. If Pugliese needs to travel for business related to C‑Bond Systems, expenses will be paid by C‑Bond Systems. Receipts must be submitted to C‑Bond for reimbursement to Pugliese within 15 days of Pugliese's payment of same. It is expected that reimbursement will be paid within 30 days following the end of travel, provided the receipts are turned in as stated in this paragraph.

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Compensation.
Pugliese will be paid a salary of $15,000 per month, and receive payment on the 15th and 30th calendar day of each month. Any future pay raises must be agreed upon between the parties.
Pugliese will be entitled to 4 week paid vacation each year of employment.
Pugliese will also receive options to purchase 166,666 common units per year for as long as he is employed by C‑Bond Systems, but only up to three years for a total of 500,000 at an exercise price of $2.50 per unit. These options are earned by Pugliese beginning October 12, 2015 in equal, pro-rated amounts on a monthly basis at a rate of 13,888.83 per month. If C‑Bond Systems is sold in less than three years, Pugliese will at that time become fully vested and granted options for the purchase of a total of 500,000 common units.
Pugliese will be entitled to participate in the Company incentive bonus program as they are implemented subject to the terms and conditions of Company incentive plan.
Pugliese will be entitled to performance plan and salary review following completion of 12 months of employment and subsequent 12 month periods of employment.
Pugliese will be entitled to expense account reimbursement subject to the terms and conditions of Company expense policy.
Pugliese is an independent contractor and shall assume all legal duties and responsibilities of independent contractor status. Specifically those duties and responsibilities include but are not limited to tax liabilities.
Under no circumstances will Pugliese have any ownership rights or control over C‑Bond Systems IP or patents.
Company will arrange housing for period of this agreement. A relocation package is open for negotiation pending future company performance.
C‑Bond Systems may provide Pugliese Company owned equipment from time to time. These items will be property of C‑Bond and will be returned to C‑Bond Systems when this agreement is terminated. This will include items purchased by C‑Bond Systems and expensed by Pugliese.

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Termination of Employment.
Termination of Employment. Contractor's employment hereunder may be terminated under the following circumstances:
(a) Death. Contractor's employment hereunder shall terminate upon Contractor's death.
(b) Total Disability. The Company may terminate Contractors employment hereunder upon Contractor becoming "Totally Disabled". For purposes of this Agreement, Contractor shall be 'Totally Disabled" if Contractor is physically or mentally incapacitated so as to render Contractor incapable of performing Contractor's usual and customary duties under this Agreement.
(c) Termination by the Company for Cause. The Company may terminate Contractor's employment hereunder for "Cause" at any time after providing written notice to Contractor.
(i) For purposes of this Agreement, the term "Cause" shall mean any of the following: (1) conviction of a crime (including conviction on a nolo contendere plea) involving a felony or, fraud, dishonesty, or moral turpitude: (2) deliberate and continual refusal to perform employment duties reasonably requested by the Company after thirty (30) days' written notice by certified mail of such failure to perform, specifying that the failure constitutes cause; (3) fraud or embezzlement determined in accordance with the Company's normal, internal investigative procedures; (4) gross misconduct or gross negligence in connection with the business of the Company or an affiliate which has substantial effect on the Company or the affiliate; or
(ii) An individual will be considered to have been terminated for Cause if the Company determines that the individual engaged in an act constituting Cause at any time prior to a payment date for any amounts due hereunder, regardless of whether the individual terminates employment voluntarily or is terminated involuntarily, and regardless of whether the individual's termination initially was considered to have been for Cause.
(iii) Any determination of Cause under this Agreement shall be made by resolution of the Company's Board of Directors adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors (excluding Contractor if he is a director of the Company) at a meeting called with at least 10 days' prior written notice and held for that purpose and at which Contractor is given an opportunity to be heard.

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(d) Voluntary Termination by Contractor. Contractor may terminate employment hereunder at any time after providing thirty (30) days' written notice to the Company, or for good reason or for cause as described in Section 7 of this Agreement.
(e) Termination by the Company without Cause. The Company may terminate Contractor's employment hereunder without Cause at any time after providing (30) days written notice to Contractor.
(f) Compensation Following Termination of Employment. In the event that Contractor's employment hereunder is terminated, Contractor shall be entitled to the following compensation and benefits upon such termination: ii) Any accrued but unpaid Salary for services rendered to the date of termination and; any accrued but unpaid expenses required to be reimbursed, accrued PTO and accrued options under this Agreement through the date of termination.
Non-Competition: Non-Interference.
(a)     In consideration of the numerous mutual promises contained in this Agreement, including, without limitation, those involving Confidential Information (as defined below) and in order to protect the Company's legitimate business interests, including the business and customer goodwill and the Company's Confidential Information, and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company, Pugliese covenants and agrees that during his employment by the Company and for a period of twenty-four (24) months after the date of Pugliese's termination (for whatever reason), he shall not anywhere within the State of Texas or any other state where the Company or any affiliate is doing business at the time of termination, directly or indirectly compete in any way against CBond.
(b)     Pugliese agrees that, at any time during his employment by the Company and for a period of twenty-four (24) months following the date of Pugliese's termination, he will not:
(i)     Request, solicit or induce, or attempt to request, solicit or induce, any employee, consultant or independent contractor of the Company or any of its affiliates to leave or terminate his or his relationship with the Company or any of its affiliates for any reason whatsoever or hire or attempt to hire any such employee, consultant or contractor of the Company or any of its affiliates. Or;
(ii)     Interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of its affiliates and any customer, supplier, lessor, lessee, employee, subcontractor or other employee of the Company or any of its affiliates or in any way encourage them to terminate or otherwise alter their relationship with the Company or its affiliate.

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Non-Disclosure of Confidential Information.
(a)     Pugliese and the Company acknowledge and agree that the Company will provide and Pugliese will receive and have access to new and developing Confidential Information during the term of his employment under this Agreement. For purposes hereof, "Confidential Information" is any formula, pattern, patent, IP, device or compilation of information which is used in the Company's business, and which gives the Company an opportunity to obtain an advantage over competitors who do not know or use it and includes, but is not limited to, proprietary technology, operating procedures and methods of operations, financial statements and other financial information, trade secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, the substance of agreements with customers, subcontractors and others, marketing and similar arrangements, servicing and training programs and arrangements, customer and subcontractor lists, customer profiles, customer preferences, other trade secrets and any other documents embodying confidential and proprietary information. Pugliese acknowledges that sharing this Confidential Information with third parties would be detrimental to the Company and could place the Company at a competitive disadvantage. Pugliese shall not, during the term of this Agreement, or at any time thereafter, disclose directly or indirectly, to any person or entity, any Confidential Information acquired by him during the course of or as an incident to his employment hereunder. The foregoing restrictions and obligations under this Section (a) shall not apply to: iii) any Confidential Information that is or becomes generally available to the public other than as a result of a disclosure by Pugliese that Pugliese has no reason to believe resulted from an unauthorized disclosure, iv) any information obtained by Pugliese from a third party which Pugliese has no reason to believe is violating any obligation of confidentiality to the Company, or v) any information Pugliese is required by law to disclose. In the event that Pugliese is requested in any proceeding to disclose any Confidential Information, Pugliese agrees to give the Company prompt written notice of such request and the documents requested thereby so that the Company may seek an appropriate protective order. It is further agreed that if, in the absence of a protective order, Pugliese is nonetheless compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Pugliese may disclose such information to such tribunal without liability hereunder; provided, however, that Pugliese must give the Company written notice of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, use all reasonable efforts to limit any such disclosure to the precise terms of such requirement and use all reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

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        (b)     All Confidential Information and documents relating to the Company as described above shall be the exclusive property of the Company, and Pugliese shall use his Pugliese efforts to prevent any publication or disclosure thereof.  Upon termination of Pugliese's employment with the Company (for whatever reason) or upon the request of the Company, all documents, records, reports, writings and other similar documents containing confidential information, including written or electronic copies thereof, then in Pugliese's possession or control shall be immediately returned to the Company.
Remedies.
(a)     Pugliese acknowledges that the foregoing covenants are reasonable and necessary to protect the Business, existing, developing and new confidential and proprietary information and existing, developing and new goodwill of the Company and its affiliates. It is the express intention of the parties hereto to comply with all laws that may be applicable in this agreement. It is the express intention of the Company to restrict Pugliese's activities only to the extent necessary to protect the legitimate business interests of the Company and its subsidiaries. Pugliese acknowledges and agrees that the time, geographic, and other restrictions in this agreement are only as broad as reasonably necessary to protect the Confidential Information and goodwill of the Company, that such restrictions have been tailored to protect the interests of the Company and its subsidiaries and of the public without imposing undue hardship on Pugliese. Nevertheless, should any restriction contained in this agreement be found to exceed in time, scope or space the restriction permitted by law, it is expressly agreed that the covenants contained in this agreement as applicable, shall be reformed or modified by the final judgment of a court of competent jurisdiction to reflect enforceable duration, scope and space.
(b)     Pugliese recognizes that his breach of any of the provisions of this agreement would result in serious harm and irreparable damage to the Company for which monetary damages might not be an adequate remedy and that the amount of such damages may be difficult to determine. Therefore, if Pugliese breaches any provision in this agreement, then the Company shall be entitled to injunctive relief. The rights and remedies provided in this Agreement are cumulative in nature and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.
Amendment or Alteration.
No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

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Governing Law.
This Agreement shall be governed in all respects by the laws of the State of Texas, without application of the conflict of laws principles thereof. Venue for any dispute will be in Nacogdoches County, Texas.
Severability.
The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.
Notices.
Any notice or other communication that one party desires to give to the other under this Agreement shall be in writing, and shall be deemed effectively given upon vi) personal delivery; vii) transmission by facsimile upon confirmation of receipt; viii) the next business day following deposit in any United States mail box, by overnight U.S. express mail, postage prepaid, return receipt requested, addressed to the other party at the address set forth on page one of this agreement or ix) delivery by any express service which results in personal delivery to the other party.
Waiver or Breach.
It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.
Entire Agreement and Binding Effect.
This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and, except as otherwise specifically provided herein, shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns. This Agreement supersedes and preempts any prior understandings, agreements or representations between the parties, written or oral, which may have been related to the subject matter hereof in any way.
Assignment.
This Agreement may not be transferred or assigned by Pugliese. The Company may transfer or assign this Agreement without the consent of Pugliese to a company or firm that succeeds to the business of the Company. Pugliese's involvement in C- Bond at the time of sale does not obligate him to join the new owner of the company.

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Headings.
The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.
Counterparts and Facsimile Signatures.
This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature which shall be valid for all purposes.
Review of Agreement
Pugliese acknowledges that he b) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, c) is voluntarily entering into this Agreement and d) has not relied upon any representation or statement made by the Company (or its affiliates, equity holders, agents, representatives, employees and attorneys) with regard to the subject matter or effect of this Agreement.
Signing on this document establishes the agreement for the date shown on the document.
Dated this the 12th day of October, 2015

/s/ Vince Pugliese	/s/ Bruce Rich
Vince Pugliese	Bruce Rich, CEO C‑Bond Systems, LLC.

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ADDENDUM TO
EMPLOYMENT AGREEMENT
 GRANT OF OPTION RIGHTS
THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the "Addendum") is made as of even date with the Employment Agreement to which it is attached and into which it is incorporated (the "Agreement"), by and between C‑Bond systems, a Texas company (the "Company"), and Vincent Pugliese (the "Executive");
WITNESSETH:
WHEREAS, the Company and the Executive wish to enter into a written agreement setting forth the terms and conditions for the granting of certain option rights as set forth below;
NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants in the Agreement and in this Addendum, the parties hereto agree as follows:
Option to Purchase Stock. Upon execution of the Agreement and this Addendum by both parties, the Executive shall be granted an additional option (the "Option") to purchase 500,000 units (the "Option") of the common units of C‑Bond Systems, LLC ("CBOND"). For all purposes of this Agreement and Addendum, the Grant Date shall be October 12, 2015. The Executive's right to purchase the additional Option units pursuant to this provision shall accrue as described in the vesting period provision set forth at Section below (the "Vesting Period"). The Executive may exercise such Option at any time prior to the tenth anniversary of the date of the Agreement. The Executive's exercise of all Option rights shall be effected in accordance with the terms of C‑Bond Systems operating agreement.
Compensation Plan (the "Plan"). Executive's rights with respect to all units that are the subject of this provision shall be governed by the terms of the Plan.
Options to Purchase Units. Upon execution of the Agreement and this Addendum by both parties, Executive shall effective upon the Grant Date be granted rights as set forth herein to 500,000 units subject to vesting requirements to be determined by the Company for its senior executives and the approval of said Compensation, Executive shall, for so long as he is employed pursuant to the Agreement, be awarded an annual stock option grant (the "Annual Grant") of a minimum of 250,000 units of C‑Bond System common units. If any Annual Grant or portion of Annual Grant is scheduled to vest within ninety (90) calendar days after a Triggering Termination (as that term is defined in this Addendum), such Annual Grant or portion of Annual Grant shall vest as scheduled notwithstanding such Triggering Termination, provided, however, that any exercise of option rights obtained pursuant to such a vesting must be performed by the Executive within ninety (90) calendar days after such Triggering Termination. Except as provided in the immediately foregoing sentence, any Annual Grant or portion of Annual Grant that has not vested on the effective date of any termination or expiration of Executive's employment with the Company shall be forfeited by the Executive. All rights of Executive with respect to the Annual Grant shall be subject to the terms of the operating agreement. The grant of Options described in this Section and Executive's compensation as described in the Agreement shall be subject to all applicable federal and/or state withholding requirements as determined by the Company.
Vesting Period. (a) With respect to all units of Option Units which are the subject of the rights and/or Option(s) described in the provisions set forth above, the Vesting Period shall begin on the Grant Date. The Vesting Period with respect to each installment shown on the schedule shall end on the Vesting Date applicable to such installment. If C‑Bond Systems is sold prior to October 12, 2017, Executive will at that time become fully vested.
Vesting Installment Date.
(a)         250,000 units of Option Units exercisable at $2.50 per unit on October 12, 2016
(b)         250,000 units of Option Units exercisable at $2.50 per unit on October 12, 2017

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Termination. In the event of a termination of the Executive's employment by the Company that: (i) is Without Cause as described in the Employment Agreement; or (ii) is a termination by the Executive for Good Reason as defined in Employment Agreement; or (iii) occurs because on or before the Offer Date (as defined in the Agreement) the Company fails to extend or renegotiate this Agreement with Executive at expiration (any of the foregoing a "Triggering Termination"), then, notwithstanding the foregoing provisions, Executive shall as of the termination of Executive's employment become vested in the shares of Option rights to all of the Option Units, and become owner of the Option Units (subject to the conditions described below) such Option rights free of all restrictions otherwise imposed by this Agreement (other than transfer or other restrictions imposed by the operating agreement, the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended or the rules thereto), prior to the date the Option rights would otherwise become vested; provided, however, that any exercise of Option rights pursuant to such a Triggering Termination must be performed by the Executive within ninety (90) calendar days after the date of such Triggering Termination or will be forfeited by the Executive. If a Triggering Termination occurs because the Company declines to extend or renegotiate this Agreement with Executive at the end of its term, then the effective date of such Triggering Termination shall be the date on which the term of the Agreement expires or Executive's termination of employment if later. In the event of any termination or expiration of Executive's employment with the Company other than pursuant to a Triggering Termination, any Option Units that has not vested on the date such termination or expiration occurs shall be forfeited by the Executive. All Option Units shall be subject to any restrictions imposed by the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended or the rules thereto.
Effective Date. Any term or provision contained in this Addendum to the contrary herein notwithstanding, the terms and provisions of this Addendum and all rights and/or options granted herein shall be subject to the provisions of the Operating Agreement and to the prior review and approval of C‑Bond Systems Board of Directors.
Application of IRC Section 162(m). In the event the Executive is or becomes a proxy-named executive or the Company in relation to the Executive is otherwise subject to the provisions of Section 162(m) of the Internal Revenue Code, the Company may defer the payment of all compensation to which Executive is entitled pursuant to this Addendum or the Agreement or otherwise take all measures, the Company reasonably deem necessary or advisable to comply with said Section 162(m) of the Internal Revenue Code or any successor provision with respect to deductibility of executive compensation. Any term or provision herein to the contrary notwithstanding, the timing and other conditions of any grants, options or payments to be made under this Addendum shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Addendum is executed by the parties hereto.
Entire Agreement. Subject to the Employment Agreement to which this Addendum is attached as an addendum thereunder, this Addendum, in conjunction with the Agreement in its entirety, contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, regarding such subject matter, whether written or oral, and may only be amended by an agreement in writing signed by the parties thereto.
No Effect on Agreement. Except as otherwise specifically set forth in this Addendum, all terms and conditions contained in the Agreement of which this Addendum is made part are and shall remain unmodified hereby
IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date set forth hereinabove.
C‑BOND SYSTEMS, LLC		VINCE PUGLIESE

By:	/s/ Bruce Rich	By:	/s/ Vince Pugliese

Title:	CEO	Title:	Chief Operating Officer

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AMENDMENT TO AGREEMENT

BETWEEN

C‑BOND SYSTEMS, LLC.

AND

VINCE PUGLIESE
This amendment to the Agreement (Agreement) originally entered into October 12, 2015 and amended February 11, 2016 covering the period of October 12, 2015 and ending October 12, 2017 between C‑Bond Systems, LLC. (Company) and Vince Pugliese (Executive) is effective when signed by both parties and is dated, for reference only, December 20, 2016.
1.	The attached Agreement dated October 12, 2015 is amended as follows;
a.	Pugliese will serve as Chief Operations Officer (COO).
b.
Pugliese will receive additional options to purchase 150,000 common units per year of C‑Bond Systems for as long as he is COO, up to 2 years for a total of 300,000 at an exercise price of $2.75. These options are earned in equal, prorated amounts on a monthly basis at a rate of 8333.33 per month. If C‑Bond Systems is sold in less than 3 years, Pugliese will at that time be granted options for the purchase of the total 300,000 common units subject to the terms and conditions of the Company option plan.

c.	The Company agrees that the Executive shall receive severance benefits set forth in the event that Executive's employment with the Company is terminated under the circumstances described below.
d.
Executive acknowledges that this Agreement does not constitute a contract of employment. Executive understands and acknowledges that he is an employee at will and that either he or the Company may terminate the employment relationship between them at anytime and for any reason.

e.
Severance Pay Following a Change in Control. In the event a Change in Control (as defined below) occurs and, within one (1) year thereafter, the employment of Executive is terminated by the Company for a reason other than for Cause (as defined below) or by Executive for Good Reason (as defined below), then the Company shall pay to the Executive (as severance pay) a lump sum payment equal to (i) his then current (1) year base salary within 30 days after the Termination Date (as defined below). The Executive agrees that after the Termination Date, but prior to payment of the severance pay he shall execute a release of any and all claims he may have against the Company and its officers, employees, directors, parents and affiliates. Executive understands and agrees that the payment of the severance pay called for by this paragraph are contingent on his execution of the previously described release of claims.

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f.
Severance Pay Absent a Change in Control. In the event the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below), then the Company shall continue to pay to the Executive (as severance pay), (i) his regular base salary as in effect on the Executive's last day of employment for one (1) year following the Termination Date (as defined below) in installments, in accordance with the Company's regular payroll practices unless the parties agree in writing otherwise.

g.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Cause" shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by Executive in connection with his employment duties, (ii) failure by Executive to perform his duties or responsibilities required pursuant to his employment, after written notice and an opportunity to cure, (iii) mis-appropriation by Executive of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial fraud committed by Executive, (v) the Executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii)or (iv), or (vi) the Executive's indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.
"Good Reason" shall mean (i) a reduction in the Executive's then current base salary, without the Executive's consent; or (ii) the Executive's assignment to a position where the duties of the position are outside his area of professional competence, (iii) the unilateral relocation by the Company of the Executive's principal work place for the Company.
"Change in Control" shall mean the consummation of any of the following events: (i) a sale, lease or disposition of all or substantially all of the assets of the Company, or (ii) a sale, merger, consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity, provided, however, that no Change in Control shall be deemed to have occurred due to the conversion or payment of any equity or debt instrument of the Company which is outstanding on the date hereof.
"Termination Date" shall mean the Executive's last day on the payroll of the Company.
Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

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h.	Agreement will be extended to December 20, 2018
Except as expressly stated in the amendment, all other terms and conditions of the Agreement dated October 12, 2015 shall remain in effect as stated in that document.

VINCE PUGLIESE
/s/ Bruce Rich
	Date:	December 20, 2016
C‑Bond Systems, LLC Bruce Rich/CEO

/s/ Vince Pugliese	Date:	December 20, 2016
Vince Pugliese

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